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Exhibit 99.2

Report of Independent Accountants

        We have examined management's assertion, included in the accompanying Report of Management, that Great Lakes Educational Loan Services, Inc. (the "Company") complied with certain Federal Family Education Loan (FFEL) Program compliance requirements relative to the Company's administration of the FFEL Program on behalf of its lender clients during the year ended September 30, 2003, and about the effectiveness of the Company's internal control over compliance with the aforementioned compliance requirements as of September 30, 2003. Management is responsible for the Company's compliance with—and the effectiveness of the Company's internal control over compliance with—those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance with—and the effectiveness of the Company's internal control over compliance with—the specified compliance requirements based on our examination.

        Our examination was conducted in accordance with Government Auditing Standards, issued by the Comptroller General of the United States; attestation standards established by the American Institute of Certified Public Accountants; and the 1996 Audit Guide, Compliance Audits (Attestation Engagements) for Lenders and Lender Servicers Participating in the Federal Family Education Loan Program, issued by the U.S. Department of Education (ED), Office of Inspector General, and, accordingly, included obtaining an understanding of the internal control over compliance with the specified requirements; testing and evaluating the design and operating effectiveness of internal control over compliance; and examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

        Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over compliance with the specified requirements to future periods are subject to the risk that internal control over compliance may become inadequate because of changes in conditions, or that the degree of compliance with the controls may deteriorate.

        In our opinion, management's assertion that the Company complied with the aforementioned FFEL Program requirements for the year ended September 30, 2003, and that the Company maintained effective internal control over compliance with the aforementioned compliance requirements as of September 30, 2003, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

October 9, 2003

Report of Management

        The following assertions relate to our administration of the Federal Family Education Loan (FFEL) Program on behalf of our lender clients for all loans serviced by Great Lakes Educational Loan Services, Inc. (the Company) for the period of time serviced by the Company as of September 30, 2003, and for the twelve months then ended.

        We, as members of management of the Company, are responsible for complying with the requirements of the FFEL Program. We are also responsible for establishing and maintaining effective control over compliance with FFEL Program requirements. We have caused to be performed periodic evaluations of the Company's compliance with—and the effectiveness of the Company's internal control over compliance with—the requirements of the FFEL Program, including those described below, as of September 30, 2003, and for the twelve months then ended. These assessments of the effectiveness of the Company's internal control over compliance were based upon the criteria for internal control described in "Internal Control—Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. With regard to the following FFEL Program requirements, the Company's management makes the following assertions:

1.
The loan information (loan types, interest rate, beginning and ending principal loan balances, and loan status (past due, in grace, in deferment)) reported in Parts I, II, III, IV, and V of either the LaRS reports (formerly ED Form 799s) submitted to the U.S. Department of Education (ED) on behalf of our lender clients or the billing information submitted to our lender clients during the twelve months ended September 30, 2003, agrees with the periodic and monthly reports sent to serviced lenders to update their accounting records—and as of September 30, 2003, we had effective internal control over compliance with requirements that such information be in agreement.

2.
The loans reported in either the LaRS reports submitted to the ED on behalf of our lender clients or the billing information submitted to our lender clients during the twelve months ended September 30, 2003, were supported with—and as of September 30, 2003, we had effective internal control over compliance with requirements for supporting loans with—loan records that included all applicable documents listed in Section II, Compliance Requirement 2, of the Audit Guide that our lender clients have contracted with us to store.

3.
For loans the Company serviced upon disbursement, the loan origination information reported in Part I in either the LaRS reports submitted to the ED on behalf of our lender clients or the billing information submitted to our lender clients during the twelve months ended September 30, 2003, was completely reported, classified, and computed—and as of September 30, 2003, we had effective internal control over compliance with requirements for classifying and computing the loan origination information—in accordance with LaRS instructions.

4.
Loans reported in Part II of either the LaRS reports submitted to the ED on behalf of our lender clients or the billing information submitted to our lender clients during the twelve months ended September 30, 2003, were—and as of September 30, 2003, we had effective internal control over compliance with requirements that loans are—(1) in a status eligible for interest benefits, (2) assigned the correct interest rate in accordance with Section 427A(a)-(i) of the Higher Education Act, as amended, and (3) classified in the correct interest rate category on the LaRS reports in accordance with LaRS instructions. Ending principal amounts, average daily balances, and interest amounts were calculated in accordance with—and as of September 30, 2003, we had effective internal control over compliance with requirements for calculation in accordance with—the LaRS instructions.

5.
Loans reported in Part III of either the LaRS reports submitted to the ED on behalf of our lender clients or the billing information submitted to our lender clients during the twelve months ended

  September 30, 2003, were—and as of September 30, 2003, we had effective internal control over compliance with requirements that loans are—(1) in a status eligible for special allowance and (2) properly categorized on the LaRS reports in accordance with LaRS instructions. Ending principal balances, average daily balances, and adjustments for differences in average daily balances were calculated in accordance with—and as of September 30, 2003, we had effective internal control over compliance with requirements for calculation in accordance with—the LaRS instructions.

6.
The loan principal balances reported in Parts IV and V of either the LaRS reports submitted to the ED on behalf of our lender clients or the billing information submitted to our lender clients during the twelve months ended September 30, 2003, were properly classified and accurately reported—and as of September 30, 2003, we had effective internal control over compliance with requirements to properly classify and report—in accordance with the LaRS instructions and included all outstanding loans (except those for which the guaranty was voided are not included in Part V).

7.
Loan purchases and sales made on behalf of our lender clients during the twelve months ended September 30, 2003, were recorded in accordance with—and as of September 30, 2003, we had effective internal control over compliance for recording loan purchases/sales in accordance with—the instructions the Company receives from buyers/sellers with respect to the start/end date of eligibility for interest, special allowance, and responsibility for payment of loan origination fees. During the twelve months ended September 30, 2003, we recorded completely and accurately in our loan servicing systems—and as of September 30, 2003, we had effective internal control over compliance with requirements to record completely and accurately in our loan servicing systems—all applicable LaRS report loan data for loans transferred, including beginning balances.

8.
Upon receipt of Student Status Confirmation Reports or other notification of change information for loans serviced during the twelve months ended September 30, 2003, we accurately updated—and as of September 30, 2003, we had effective internal control over compliance with requirements to accurately update—loan records for changes to student status, including conversion to payment status in accordance with 34 CFR 682.401(b)(20) and 34 CFR 682.209, respectively.

9.
For loans serviced during the twelve months ended September 30, 2003, we: (a) calculated—and as of September 30, 2003, we had effective internal control over compliance with requirements to calculate—interest and principal in accordance with 34 CFR 682.304 and (b) applied—and as of September 30, 2003, we had effective internal control over compliance with requirements to apply—(i) loan payments effective with the day of receipt by the Company, or for payments received by the lender or the Company's third party lockbox as of the enumerated date and (ii) prepayments in accordance with 34 CFR 682.209(b) or the documented specific request of the borrower.

10.
For loans serviced during the twelve months ended September 30, 2003, we complied with—and as of September 30, 2003, we had effective internal control over compliance with—the due-diligence requirements for collection of delinquent loans, including the requirements for skip-tracing or preclaims assistance set forth in 34 CFR 682.411(c)-(m).

11.
For loans serviced during the twelve months ended September 30, 2003, we complied with—and as of September 30, 2003, we had effective internal control over compliance with—deadlines for timely filing of claims with the guaranty agency concerning death, disability, false certification, closed schools, or bankruptcy contained in 34 CFR 682.402(b), (c), (d), (e), (f) and (g), and for default claims contained in 34 CFR 682.406(a)(5). For loans serviced during the twelve months ended September 30, 2003, we accurately categorized—and as of September 30, 2003, we had effective internal control over compliance with requirements for accurately categorizing—amounts pertaining to claims in the LaRS reports.

12.
For loans with timely-filing violations or due-diligence violations that were cured during the twelve months ended September 30, 2003, we documented that we performed—and, as of September 30, 2003, we had effective internal control over compliance with requirements to perform—cure procedures required by 34 CFR 682 Appendix D [Bulletin 88-G-138]. For loans on which a cure was required but that were not cured during the twelve months ended September 30, 2003, we properly categorized—and, as of September 30, 2003, we had effective internal control over compliance with requirements to properly categorize—the loans in the LaRS reports submitted to ED on behalf of our lender clients or the billing information submitted to our lender clients.

October 9, 2003

Very truly yours,
/s/ MICHAEL J. NOACK Michael J. Noack Chief Servicing Officer
/s/ ALICE J. LEWANDOWSKI Alice J. Lewandowski Manager, Cash and Lender Reporting

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